UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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RTI INTERNATIONAL METALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders and Proxy Statement

April 27, 2012

8:00 a.m. Eastern Daylight Time

The Hotel Roanoke & Conference Center

110 Shenandoah Avenue

Roanoke, Virginia

USA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The following proxy materials are available for you to review online at www.proxydocs.com/rti:

•	This Proxy Statement

•	Form of RTI International Metals, Inc. Proxy Card

•	RTI International Metals Inc. 2011 Annual Report to Shareholders (which is not deemed to be part of the official proxy soliciting materials)

•	Any amendments to these materials required to be furnished to our shareholders

This website is designed to provide complete anonymity with respect to a shareholder accessing the website, consistent with the Securities and Exchange Commission rules.

Westpointe Corporate Center One, 5th Floor

1550 Coraopolis Heights Road

Pittsburgh, Pennsylvania 15108-2973

April 2, 2012

Dear RTI Shareholder:

You are cordially invited to attend our 2012 Annual Meeting of Shareholders on April 27, 2012, at The Hotel Roanoke & Conference Center in Roanoke, Virginia. The meeting will begin promptly at 8:00 a.m. Eastern Daylight Time. We will then elect directors, seek ratification of the appointment of our independent registered public accounting firm, and seek the annual non-binding shareholder approval of our named executive officers’ compensation.

You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2012 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Dawne S. Hickton Vice Chair, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

RTI INTERNATIONAL METALS, INC.

Time:

8:00 a.m. Eastern Daylight Time

Date:

April 27, 2012

Place:

The Hotel Roanoke & Conference Center

110 Shenandoah Avenue

Roanoke, Virginia

USA

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Approve, by non-binding vote, the compensation of named executive officers

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Chad Whalen

Secretary

April 2, 2012

Only shareholders of record on March 15, 2012 may vote at the meeting.

PROXY STATEMENT

General Information

•  Who may vote?

Shareholders of RTI International Metals, Inc. (the “Company,” “RTI,” “we,” or “our”) as of the close of business on the record date, March 15, 2012, are entitled to vote at the Annual Meeting.

•  What may I vote on?

You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2012,

(3)	the approval, by non-binding vote, of the compensation of our named executive officers,

(4)	any other matters that may be properly presented at the meeting.

•  Voting recommendations

The Board recommends that you vote:

FOR each of the nominees presented in this proxy statement,

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012, and

FOR the approval, by non-binding vote, of the compensation of our named executive officers.

•  Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about April 2, 2012.

•  How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.investorvote.com/RTI) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-800-652-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals as recommended by our Board of Directors (the “Board”).

You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the internet or by telephone, or by voting in person at the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including “broker non-votes”, which occur when you hold your shares in “street name” through a broker or other nominee, and your broker or nominee does not have discretionary voting authority on a matter and you do not provide voting instructions, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each share of the Company’s Common Stock is entitled to one vote per share. The specific votes required to approve each proposal is discussed at the end of each proposal as set forth in this proxy statement. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the internet or by telephone will be voted for each proposal as set forth therein.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

RTI is committed to conducting business both ethically and legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board, applies to all directors and employees of the Company, including all of its executive and other officers, and its principles extend to those with whom we conduct business. Our Code of Ethical Business Conduct complies with the requirements of the New York Stock Exchange (the “NYSE”) and Securities and Exchange Commission (“SEC”) regulations.

The Code of Ethical Business Conduct is posted under the Investor Relations link on the Company’s website, www.rtiintl.com. Any amendments to, as well as waivers of, the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the Company’s website. There were no waivers or amendments during 2011.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Governance Guidelines”) were adopted by the Board to promote sound corporate citizenship and comply with the requirements of the NYSE. The Governance Guidelines, taken together with the charters of the various committees of the Board, provide the framework for the corporate governance of the Company. The Governance Guidelines cover a number of topics, including: the size and role of the Board; director resignation policy; non-employee director executive sessions; attendance at Board and committee meetings; access to senior management and advisors; compensation of the Board; independence, composition and membership criteria of the Board; self-assessment of the Board and committees; director orientation and continuing education; retirement age; and process for nominations to the Board.

The Governance Guidelines are posted under the Investor Relations link on the Company’s website, www.rtiintl.com.

Director Education

The Company has educational presentations from time to time at Board and committee meetings and encourages its directors to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors. Any director who attends an educational seminar or conference may receive reimbursement from the Company for the reasonable costs incurred in connection with his or her attendance. Four directors attended director education seminars or programs sponsored by a third party during 2011.

The Board of Directors

The business and affairs of the Company are conducted under the general direction of the Board. The Board presently consists of nine members, eight of whom are neither officers nor employees of the Company or its subsidiaries. The Board has determined that Daniel I. Booker, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday, Rokus L. van Iperen, Bryan T. Moss, and James A. Williams meet applicable SEC and NYSE rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material.

The Board met six times during 2011. All of the directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve, except for Mr. Donald P. Fusilli, Jr., who was unable to attend meetings due to health-related reasons, and did not stand for election at the annual meeting in April 2011. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors, and in the Chairman’s absence, the chair of the Nominating/Corporate Governance Committee chairs the meeting.

It is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others as nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Company’s Secretary, at the address set forth under the caption “Other Information” on the page 51 of this proxy statement, for presentation to the Nominating/Corporate Governance Committee. Board membership criteria considered by the Committee is discussed below under the caption “Nominating/Corporate Governance Committee” and is set forth in the Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

There are four principal committees of the Board. Committee membership, the functions of each committee and the number of meetings held during 2011 are described below.

Audit Committee

The current members of the Audit Committee are James A. Williams (Chairman), Ronald L. Gallatin, Robert M. Hernandez, and Rokus L. van Iperen. All of the members of this Committee meet the NYSE’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Gallatin, Hernandez, and Williams are each qualified as an audit committee financial expert within the meaning of SEC regulations, and that Mr. van Iperen is financially literate within the meaning of SEC regulations. The Board also determined that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee assists the Board in overseeing the Company’s financial reporting process and systems of internal accounting control, the Company’s compliance with legal and regulatory requirements and qualifications, and the independence and performance of the Company’s internal auditors and independent registered public accounting firm. The Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee may, subject to applicable law and the listing requirements of the NYSE, delegate its responsibilities to subcommittees, composed solely of members of the Audit Committee, as the Committee may deem appropriate. The Audit Committee has adopted, and the Board has approved, the Audit Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Audit Committee held five meetings in 2011.

The Compensation Committee

The Compensation Committee discharges the Board’s duties concerning executive compensation. The Compensation Committee may, if appropriate, delegate matters within its responsibility to subcommittees composed of certain of its members.

The current members of the Compensation Committee are Daniel I. Booker (Chairman), Charles C. Gedeon, Edith E. Holiday, and Bryan T. Moss. All of the members of this Committee meet the NYSE’s rules and listing standards for independence for purposes of the Compensation Committee.

The Compensation Committee is responsible for review and approval of the Company’s compensation philosophy, including assessing the risks arising from the Company’s compensation philosophy, policies, and practices; for executive compensation programs, plans, and awards (see “Compensation Discussion and Analysis” beginning on page 20 for further information); for policies, principles, and procedures for selection and performance review of our Chief Executive Officer (the “CEO”) and other top members of management; for reviewing and recommending to the full Board for approval employment agreements, severance arrangements, and change in control agreements for the CEO and senior executives; for establishing compensation levels for our CEO and other top management based on an evaluation of their performance; and for determining whether to retain or terminate any compensation consulting firm (considering, among other things, the independence thereof). The Compensation Committee also administers the Company’s long-term incentive plans and equity plans. The Compensation Committee is also tasked with reviewing management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement. The Compensation Committee has adopted, and the Board has approved, a Compensation Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Compensation Committee held five meetings in 2011.

Nominating/Corporate Governance Committee

The current members of the Nominating/Corporate Governance Committee are Edith E. Holiday (Chair), Daniel I. Booker, and Robert M. Hernandez. All of the members of the Nominating/Corporate Governance Committee meet the NYSE’s rules and listing standards for independence for purposes of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board the appropriate size of the Board and candidates for election to the Board, including at the Annual Meeting of Shareholders, to fill vacancies occurring on the Board; oversee the evaluation process of the Board; and reviewing and evaluating the Company’s director compensation. Board candidates are typically suggested by members of the Nominating/Corporate Governance Committee; however, the Nominating/Corporate Governance Committee will also consider Board candidates recommended or identified by other directors, management, employees, shareholders, and other constituencies. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to the Company as well as conducting periodic reviews of such principles. The Nominating/Corporate Governance Committee has adopted, and the Board has approved, a Nominating/Corporate Governance Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members and candidates for the Board within the context of the current make-up of the full Board, which is premised on the concept that the Company’s Board members should have individual backgrounds that, when combined, provide a diverse portfolio of experience and knowledge that well serve the Company’s governance and strategic needs. Although the Board does not have a specific diversity policy, candidates for Board service are considered on the basis of a range of criteria including the current composition of the Board and the need to maintain a diversity of talents, backgrounds and perspectives. Further, candidates are evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity and sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship. See “Shareholder Proposals” on page 51 of this proxy statement for additional information regarding procedures to be followed by shareholders in submitting recommendations for director candidates. Additional information concerning director candidates is contained in the Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website at www.rtiintl.com.

The Nominating/Corporate Governance Committee held four meetings in 2011.

Executive Committee

The current members of the Executive Committee are Robert M. Hernandez (Chairman), Daniel I. Booker, and Dawne S. Hickton.

The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Executive Committee must be reported at the Board’s next meeting. The Executive Committee held no meetings during 2011.

Board Leadership Structure

Mr. Hernandez serves as the independent Chairman of the Board and has served in such position since the Company became publicly traded. Ms. Hickton currently serves as Vice Chair, President, and CEO. The Board believes this is currently the most appropriate structure for the Company as it allows each person to focus on their respective roles; the CEO can focus on the strategic direction of the Company and its day-to-day leadership and performance, while the Chairman can focus on providing guidance to the CEO and setting the agenda and presiding over meetings of the full Board.

The Board does not have a written policy on whether or not the roles of CEO and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee, as the Board believes that it should be free to evaluate the current needs and interests of the Company and its shareholders at any given point in time and to make changes appropriate for those facts and circumstances.

Board’s Role in the Oversight of Risk Management

The Audit Committee has been designated to lead the Board’s risk management responsibilities. Accordingly, in addition to its other duties, the Audit Committee schedules time for periodic review of risk assessment as it relates to activities being contemplated or undertaken by management throughout the year. In this role, the Audit Committee receives reports from management, internal audit, and other advisors, and engages in serious and thoughtful discussion regarding the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate perceived and potential risks. Although the Audit Committee leads these efforts, risk management is periodically reported on at the full Board level, and feedback is sought from each director as to the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and discussion with management.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. Additionally, the Company’s risk management structure includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s directors are elected for one-year terms. As set forth in the Company’s Governance Guidelines, non-employee directors may not stand for election after the attainment of age seventy-two, although the Board has the ability to extend the retirement age for a particular director. This year, the Board extended the retirement age to 75 for Mr. Moss in light of his relatively short tenure on the Board, significant business experience in the aerospace market and considerable contributions to the Company thus far. Employee directors leave the Board when they retire from or otherwise leave the Company.

The Board has nominated nine directors for election—each of the current directors. Of the nine individuals who are nominees for election, one is a current Company officer and the remaining eight are high-level current or former executives with significant professional experience. If any nominee is unable to stand for election, your proxy may be voted for another nominee designated by the Board.

The professional and personal backgrounds, experiences, qualifications, attributes and skills of each nominee, as set forth below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that all nominees possess additional qualifications, attributes, and skills that led the Board to believe the nominee should serve as a director, including broad-based business and industry knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship.

NOMINEES FOR DIRECTOR

DANIEL I. BOOKER	Age: 64
Partner,	Director since 1995
Reed Smith LLP (law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He is Chairman of the Pittsburgh Parks Conservancy; a member of the Judicial Council of Pennsylvania; and an officer or director of other business, community, and professional organizations. Mr. Booker served as a director of Océ USA Holding, Inc. from 2001-2012. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania, and U.S. Supreme Court bars. In addition to Mr. Booker’s legal experience, he brings to the Board demonstrated leadership skills, both professionally as the former Managing Partner of a large law firm and through his service as chairman and director of various business, community, and professional organizations.

RONALD L. GALLATIN	Age: 66
Retired Managing Director	Director since 1996
Lehman Brothers Inc. (investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock, and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has bachelor’s, juris doctor and master of laws (taxation) degrees and is a Certified Public Accountant. Mr. Gallatin provides financing and investment banking experience as a result of his career on Wall Street and educational background. He has also demonstrated a sense of social responsibility and fiduciary leadership through his involvement with various charitable organizations.

CHARLES C. GEDEON	Age: 71
Retired Businessman	Director since 1991

Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President Operations of National Steel Corporation. Mr. Gedeon brings a thorough understanding of the metals industry to the Board. He also possesses executive management, commercial and operational skills that contribute to the Board’s knowledge base.

ROBERT M. HERNANDEZ	Age: 67
Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his masters of business administration from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of the BlackRock Equity Bond Mutual Fund Complex; lead director of American Casualty Excess (ACE) Limited; and a director of Eastman Chemical Company. Mr. Hernandez served as a director of TE Connectivity from June 2007 until March 2012. As a former executive officer of USX and one of RTI’s original directors upon becoming publicly traded, he brings to the Board a wealth of executive management and financial experience in the metals industry. Through his service as a director on various publicly-traded companies, Mr. Hernandez has considerable leadership, finance, and corporate governance experience.

DAWNE S. HICKTON	Age: 54
Vice Chair, President, and Chief Executive Officer	Director since 2007

Ms. Hickton has served as the Vice Chair, President, and Chief Executive Officer of the Company since October 2009 and as Vice Chair and CEO of the Company since 2007. Since June 2005, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel, and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. She holds a bachelor’s degree from the University of Rochester and a juris doctor degree from the University of Pittsburgh. She is also a director of F.N.B. Corporation, a member of the Board of Trustees of the University of Pittsburgh, a member of the Aerospace Industries Association, and a director of the International Titanium Association. Ms. Hickton was recently appointed to the board of the Federal Reserve Bank of Cleveland, Pittsburgh branch. As the most senior executive of the Company, Ms. Hickton provides the Board with insight into the Company’s business operations, opportunities, and challenges. In addition, Ms. Hickton’s history with the Company, metals industry experience, and service on other boards of directors support her leadership skills and contributions to the Board.

EDITH E. HOLIDAY	Age: 60
Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that, she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She has bachelor’s and juris doctor degrees from the University of Florida. Ms. Holiday’s service on the boards of multiple publicly-held companies allows her to bring leadership skills and experience in a variety of matters including corporate governance, compensation, and finance to the Company’s Board. This experience and skill set, as well as her legal background and the skills she developed while serving in various positions with the federal government, led to the conclusion that she should serve as a director.

ROKUS L. VAN IPEREN	Age: 58
Chief Executive Officer	Director since October 2011
Océ N.V.
(digital document management and delivery technology services)

Mr. van Iperen became Chairman and CEO of Océ N.V. in the Netherlands in 1999, and has been a member of their Board of Executives since 1995. His 33-year career at Océ includes senior and executive management positions in engineering, research, product development, and operations. He obtained his Masters of Science in Mechanical Engineering from the Eindhoven University of Technology in Eindhoven, Netherlands. Mr. van Iperen’s experience as a chief executive officer and his comprehensive global business perspective reinforces the Board’s ability to effectively guide the growth of the Company.

BRYAN T. MOSS	Age: 72
Retired Businessman	Director since June 2008

Mr. Moss served as President Emeritus of Gulfstream Aerospace (a subsidiary of General Dynamics Corporation) from April 2007 until his retirement in March 2008, and prior to that served for four years as President of Gulfstream Aerospace and Executive Vice President, Aerospace Group, General Dynamics Corporation. Mr. Moss has served on the U.S.-Japan Business Council, the U.S.-China Business Council, and the U.S.-Hong Kong Business Council. He is also a past member of the Georgia Tech Advisory Board and the Savannah College of Art and Design Board of Visitors. He has been the Chairman of Business Aircraft Investments at Guggenheim Partners since June 2011. Mr. Moss’s experience and extensive international business contacts in the aerospace industry, as well as his management, commercial leadership and consulting skills developed throughout his career, led the Board to conclude that he should serve as a director.

JAMES A. WILLIAMS	Age: 67
Retired Partner	Director since 2005
Ernst & Young (accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years’ experience working with large multi-national clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a Certified Public Accountant and has a bachelor’s degree from Miami University. Mr. Williams adds significant financial reporting and management skills as a result of his long career with a large public accounting firm, and further enhances the Board’s knowledge base with respect to accounting, financial and other matters.

Vote Required

Under Ohio law and the Company’s Code of Regulations, the nine director candidates receiving the greatest number of votes for election will be elected to the Company’s Board of Directors. Shareholders may cast their votes for or withhold with respect to each nominee. Common Shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy. Abstentions will have no effect on the outcome of the vote. Consistent with the Governance Guidelines, any nominee who fails to receive more votes cast for than against his or her election to the Board, must irrevocably tender his or her resignation.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to Proposal 1. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal 1 and will not be counted in determining the number of shares necessary for approval.

If your card is signed but a choice is not marked, the shares will be voted in favor of each of the listed nominees.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as the independent registered public accounting firm for the Company and its predecessors for a number of years. For 2011, PwC rendered professional services in connection with the audit of the financial statements of the Company and its subsidiaries, including the review of quarterly reports and filings with the SEC, and provided tax services. They are knowledgeable about the Company’s operations and accounting practices and are well-qualified to act as its independent registered public accounting firm, and the Audit Committee has selected PwC as such for 2012.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of the Company’s annual financial statements and review of financial statements in the Company’s Quarterly Reports on Form 10-Q in 2011 and 2010 were $1,781,830 and $1,778,242, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PwC that were related to the services described above were $4,000 in each of 2011 and 2010. These services include certain agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services in 2011 and 2010 were $109,672 and $542,763, respectively. The services comprising these fees primarily included tax consulting projects.

All Other Fees

Other than fees disclosed above, there was a payment of $4,830 and $2,400 related to licensing fees in 2011 and 2010, respectively.

The Audit Committee pre-approves the Audit Plan on an annual basis along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Audit Committee to pre-approve additional audit and non-audit fees between meetings, subject to review by the full Audit Committee at the next regularly scheduled meeting. For 2011 and 2010, 100% of PwC’s fees were pre-approved.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Shareholders may cast their votes for, against or abstain from voting with respect to Proposal No. 2. An abstention does not represent a vote cast, and as such has no effect on the advisory vote. Broker non-votes will be counted for purposes of Proposal No. 2.

If your card is signed but a choice is not marked, the shares will be voted in favor of Proposal No. 2.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PROPOSAL NO. 3

APPROVAL BY NON-BINDING VOTE OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This non-binding vote will occur on an annual basis, as that was the frequency recommended by our Board and selected by a majority of our shareholders.

As described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”) beginning on page 20 of this proxy statement, the Pay Philosophy and Guiding Principles Governing Officer Compensation (the “Pay Philosophy”) adopted by the Company is intended to achieve multiple goals. It aims to promote achievement of our business objectives, to reinforce our strategies, to align our executives’ interests with those of our shareholders, and to recruit and retain outstanding executives through internally equitable and externally competitive compensation. The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. For 2011, the Company modified the design and operation of its annual cash incentive program by capping payouts while continuing to emphasize performance-based objectives that support the business goals of the Company. Specifically, the Compensation Committee set pre-established target financial goals under the program that were in many cases higher than the Company’s 2011 business plan. The Compensation Committee also continued the practice of using long-term equity incentive awards (in a mix of performance share awards, stock options, and restricted stock) as a significant portion of total compensation, so as to promote the long-term interests of the shareholders in retaining and motivating management.

From a financial perspective, 2011 saw the Company continuing to emerge from a multi-year downturn with sales increasing 23% and both operating income and net income nearly doubling. In addition to stronger financial results, management’s performance on team and personal objectives largely exceeded expectations and contributed to a stronger RTI that is better positioned for growth and further creation of shareholder value.

The Board believes these compensation decisions reward performance and ensure that the long-term interests of shareholders are served, and therefore asks for the support of our shareholders in approving the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Effect of Vote on Proposal

A shareholder’s vote on the above resolution is not binding on the Company. The Board will not be required to act in response to the results of the vote. The final decision on the compensation of the named executive officers remains with the Compensation Committee. The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, appropriate, and competitive compensation recommendations and decisions that are in the best interest of the Company and its shareholders. The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will, as it did this year, carefully consider the outcome of the advisory vote on the compensation of named executive officers when making future compensation decisions.

Shareholders may cast their votes for, against or abstain from voting with respect to Proposal No. 3. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to this Proposal No. 3. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on this matter. If your card is signed but a choice is not marked, the shares will be voted in favor of the compensation of named executive officers.

COMMITTEE REPORTS

The following reports of the Audit and Compensation Committees do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Reports by reference therein.

Audit Committee Report

The Audit Committee met with management, PwC, and representatives of the Internal Audit group (which is partially outsourced to Ernst & Young LLP) frequently throughout the year to review and consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with management and PwC the process used for certifications by the Company’s CEO and principal financial officer that are required for certain of the Company’s filings with the SEC. The Audit Committee has reviewed and discussed the Company’s 2011 audited financial statements with management and with PwC. In addition, the Audit Committee also discussed with PwC the matters required to be communicated by the Public Company Accounting Oversight Board’s (“PCAOB”) AU Section 380.

In addition, the Audit Committee received from PwC the written disclosures required by the PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed their independence with them. The Audit Committee has considered whether the provision by PwC of the professional services described above was compatible with the maintenance by PwC of its independent status and has determined that it was.

Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

James A. Williams (Chairman)

Ronald L. Gallatin

Robert M. Hernandez

Rokus L. van Iperen

Compensation Committee Report

The Compensation Committee discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the SEC.

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on their reviews and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Daniel I. Booker (Chairman)

Charles C. Gedeon

Edith E. Holiday

Bryan T. Moss

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 29, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC	2,585,327	(1)	8.5%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors LP	2,349,677	(2)	7.8%
6300 Bee Cave Road Austin, TX 78746

Blackrock, Inc	2,307,830	(3)	7.6%
40 East 52nd Street New York, NY 10022

Eagle Asset Management, Inc	2,227,389	(4)	7.4%
880 Carillon Parkway St. Petersburg, FL 33716

DBD Cayman Holdings, Ltd	2,031,615	(5)	6.7%
c/o The Carlyle Group 1001 Pennsylvania Avenue NW, Suite 220 South Washington, DC 20004

The Vanguard Group, Inc	1,583,933	(6)	5.2%
100 Vanguard Boulevard Malvern, PA 19355

State Street Corporation	1,519,980	(7)	5.0%
One Lincoln Street Boston, MA 02111

(1)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC and Edward C. Johnson 3d. The shares reported are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees.

(2)	This information is based solely on the Schedule 13G filed with the SEC on February 13, 2012 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reports sole dispositive power over all such shares and sole voting power with respect to 2,312,188 of such shares.

(3)	This information is based solely on the Schedule 13G filed with the SEC on February 10, 2012, by BlackRock, Inc., a parent holding company or control person of the following subsidiaries: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Advisors, LLC; and BlackRock Investment Management, LLC. Such filing indicates that BlackRock, Inc. has sole voting and dispositive power over all shares reported.

(4)	This information is based solely on the Schedule 13G filed with the SEC on January 26, 2012 by Eagle Asset Management, Inc. (“Eagle”). Such filing indicates that Eagle has sole voting and dispositive power over all shares reported.

(5)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2012 by DBD Cayman Holdings, Ltd. Carlyle Strategic Partners II, L.P. (“CSP II”) and CSP II Coinvestment, L.P. (“Coinvestment”) are the record owners of 1,963,371 and 68,244 shares of Common Stock, respectively. CSP II General Partner, L.P. is the general partner of both CSP II and Coinvestment. The sole general partner of CSP II General Partner, L.P. is TC Group CSP II, L.L.C., a limited liability company that is wholly owned by TC Group Cayman Investment Holdings, L.P. The sole general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The sole general partner of TCG Holdings Cayman II, L.P. is DBD Cayman, Ltd. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd. Accordingly, each of CSP II General Partner, L.P., TC Group CSP II, L.L.C., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., DBD Cayman, Ltd. and DBD Cayman Holdings, Ltd. may be deemed to be beneficial owners of the Common Stock held by CSP II and Coinvestment. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, and all action relating to the voting or disposition of the Shares requires approval of a majority of the ordinary members. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are the ordinary members of DBD Cayman Holdings, Ltd. and, in such capacity, may be deemed to share beneficial ownership of Shares beneficially owned by DBD Cayman Holdings, Ltd.

(6)	This information is based solely on the Schedule 13G filed with the SEC on February 10, 2012 by the Vanguard Group, Inc. (“Vanguard”). Vanguard’s wholly-owned subsidiary, Vanguard Fiduciary Trust Company is an investment manager for collective trust accounts and has sole power to direct the vote of 46,661 of the shares reported above. Vanguard reports sole dispositive power over 1,537,272 of such shares and shared dispositive power over 46,661 of such shares.

(7)	This information is based solely on the Schedule 13G filed with the SEC on February 9, 2012 by State Street Corporation (“State Street”), a parent holding company of the following direct or indirect subsidiaries: State Street Bank and Trust Company; SSGA Funds Management, Inc; State Street Global Advisors Ltd; and State Street Global Advisors, Australia Limited. Such filing indicates that State Street has sole voting and dispositive power over all shares reported.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the “beneficial ownership” of our Common Stock of each director and director nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares as to which the named person has or shares voting and/or investment power, as well as shares that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of February 29, 2012.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Daniel I. Booker	30,061	*
Ronald L. Gallatin	50,000	*
Charles C. Gedeon	22,858	*
Stephen R. Giangiordano	92,963	*
Robert M. Hernandez	70,753	*
Dawne S. Hickton	196,068	*
Edith E. Holiday	20,638	*
William T. Hull	57,742	*
Rokus L. van Iperen	3,869	*
James L. McCarley	19,113	*
Bryan T. Moss	11,315	*
William F. Strome	53,338	*
James A. Williams	16,500	*
All directors and executive officers as a group (14 persons)	677,225	2.2%

*	Indicates beneficial ownership of less than 1%.

(1)	Includes the following number of shares of Common Stock subject to stock options exercisable within 60 days for the following persons: Stephen R. Giangiordano: 47,699; Dawne S. Hickton: 75,520; William T. Hull: 31,864; James L. McCarley: 5,342; William F. Strome: 25,026; and Chad Whalen: 20,419.

(2)	There were 30,282,112 shares outstanding as of February 29, 2012. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A. Executive Summary of 2011 Compensation

In 2011, the Company exceeded the financial performance goals established for management. Operating income and net income nearly doubled. In addition, management’s performance on team and personal objectives largely exceeded expectations. However, the Company’s share price declined. In these circumstances, as more fully explained in detail below, the Compensation Committee took the following approach to the three principal components of executive compensation:

•	Salary. Base salary changes for 2011 were guided by peer group and market survey data to increase approximately 3%, and for the Company’s most highly compensated executives averaged 2.88%.

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Annual Cash Incentive Compensation.    Cash incentive compensation for 2011 performance was awarded in accordance with an annual incentive program that measured management achievement principally against objective financial goals (operating income, return on invested capital and working capital as a percentage of sales), and secondarily against defined team objectives and specific individual objectives. No discretion was used to vary from the payments determined in accordance with the annual incentive program, except that the payout to the CEO dictated by the plan was reduced by $45,000 due to the application of a cap adopted by the Compensation Committee in 2011. The cap allows a payout in excess of 150% (up to 200%) of target only if management performance was extraordinary and significant shareholder value was created. The Company substantially exceeded the established financial goals, which were set above the previous year’s actual results and, in some cases, above the Company’s 2011 business plan. Accordingly, annual incentive program payouts were made ranging from 143% to 150% of target.

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Long-Term Incentives.    The long-term incentive plan remained unchanged during 2011, except that the target payout to the CEO was adjusted downward from 200% to 150% of base salary based on reduced CEO grant values in our compensation peer group. Despite performance above target levels, long-term incentive awards were made at target levels.

B. Overview and Pay Philosophy

For the 2011 executive compensation detailed in the tables that follow this discussion and analysis, the Board empowered the Committee to discharge the Board’s duties concerning executive compensation and to advise the Board on the Company’s compensation philosophy, programs, and objectives.

The Company employs a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Philosophy”). The overall philosophy governing our officer compensation programs is as follows:

•	To promote achievement of the Company’s business objectives and reinforce its strategies;

•	To align the interests of the Company’s officers with those of its shareholders;

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To provide externally competitive and internally equitable compensation that rewards identifiable and measurable accomplishments and that delivers significant rewards for exceptional performance without creating incentive for the assumption of unnecessary or excessive risk; and

•	To promote retention of officers and non-officer executives who perform well.

The Company’s compensation programs, as outlined in the Pay Philosophy, are managed so as to help communicate the Company’s desired results and to promote decisions and actions by management that produce those results. Specifically, the Pay Philosophy states that the Company’s compensation programs, discussed below, should be characterized by the following attributes:

•

Variability (i.e., performance-based) — a large portion of total compensation will be based on Company performance, recognizing the highly cyclical nature of the Company’s business and the need to maintain conservative compensation levels during business downturns. Salaries are to be generally maintained at competitive levels, with opportunities for significant upward shifts in total compensation to be provided by performance-based cash incentive compensation and long-term equity incentive awards;

•	Clarity — all relevant performance objectives for annual cash incentive compensation and long-term incentive programs will be clearly established and articulated;

•	Communicability — officers will be made aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve that potential;

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Strategic Emphasis — compensation programs will include recognition of the roles that various elements of compensation play in attracting, retaining, and motivating employees, the performance aspects that each element is best suited to reward, and the needs of the Company and its officers that may warrant emphasis on specific elements of pay; and

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Risk Management — compensation programs will provide appropriate rewards for prudent risk taking, and will not create incentive for the assumption of unnecessary and/or excessive risks that would threaten the reputation or sustainability of the Company.

C. Elements of Named Executive Officer Compensation

Although the overall level of compensation, and the allocation of compensation amongst salary, cash incentive compensation, and long-term incentive awards payable to our named executive officers differs based on experience, strategic importance, level of responsibility and other position-specific factors, our Pay Philosophy is applied on a consistent basis amongst our named executive officers.

The Company’s comprehensive compensation program consists of the following elements for our named executive officers:

•

Salary:    Executive salary addresses current compensation and is paid to attract and retain qualified executives and to provide a base level of income regardless of total Company performance, as well as to recognize consistent performance excellence over a number of years. Salaries are set within a pre-determined range, the midpoint of which is near the median of similar positions at appropriate comparator companies, and with a maximum near the seventy-fifth percentile of the comparator group. Individual salaries and salary adjustments reflect a variety of individual factors, including the responsibilities and scope of the position, relevant experience, time in position, and individual performance as measured by the executive’s annual performance review.

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Annual Cash Incentive Compensation Program:    The major role of annual cash incentive compensation (i.e., annual bonuses) is to motivate officers by recognizing attainment of key, specific, pre-established short-term objectives and/or other strategic milestones or operational goals, which include both individual and corporate goals, as well as management team objectives and Company performance. The annual incentive guidelines set forth in the Pay Philosophy call for annual cash incentive compensation for target performance as a percentage of base salary to be established near the median level for similar positions at appropriate comparator companies. The Company’s annual incentive compensation program is based principally upon the Company’s performance against pre-determined financial goals and secondarily upon satisfaction of personal and team objectives. After applying the objective formula set forth in the program, the Committee also applies a cap of 150% of target to payouts unless management’s performance was extraordinary and significant shareholder value was created.

No cash incentive compensation will be paid to an officer whose individual performance is judged to be unacceptable regardless of the Company’s performance level. The Committee may exercise discretion and withhold cash incentive compensation payments where individual performance criteria have been met but where overall Company performance has not, or conversely may, in order to retain valued executives, pay cash incentive compensation to recognize exceptional individual performance when corporate performance may have been less than optimal.

•

Long-term Incentives:    Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by the Company’s Common Stock price, as well as improvement in earnings per share. They also align the compensation of our executives with the interests of our shareholders. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan, and may be made in a combination of stock (restricted shares, performance shares, phantom stock, or non-restricted shares) and stock options. Target awards are a percentage of salary that is determined with reference to comparator peer group data compiled by Pay Governance. We believe that this approach keeps compensation in-line with the Company’s peers and, more importantly, puts 60% or more of long-term incentive awards at-risk if future performance is not achieved.

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Stock Option Awards:    Our stock options are designed to align management’s interests with that of our shareholders, and have value only if our stock price increases over time. Options are granted at fair market value on the date of grant and vest ratably over a three-year period from the date of grant.

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Restricted Share Awards:    We utilize time-based restricted share awards that vest ratably over five years from the date of grant as a retention tool for our executive officers, and to provide externally competitive compensation. Grants of restricted stock also build the ownership of our executive team and address the cyclical nature of our business by providing stability to the program when markets are down.

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Performance Share Awards:    Performance share awards provide for the issuance of shares of our Common Stock at the end of a three-year performance period in the event we achieve pre-established goals relating to total shareholder return over a three-year period from the date of grant. Total shareholder return, for purposes of these performance share awards, is defined as the share price appreciation of the Company’s Common Stock (plus any dividends accrued during the performance period), as compared to the collective total shareholder return of a peer group of companies established by the Committee. The peer group of companies are the same as those listed on page 26 of this proxy statement used for compensation benchmarking, except that three business competitors—Reliance Steel & Aluminum Co., Allegheny Technologies Inc., and CPI Aerostructures Inc—were added since they are appropriate for evaluating total shareholder return for incentive purposes, but are inappropriate, given their size (too large or too small), for use in establishing pay levels. The comparator companies compromising this peer group are approved by the Board and communicated to the award recipients at the time of grant of the performance share award. Additional information, including threshold, target, and maximum performance goals, is set forth on page 36.

The total value of long-term incentives is typically split as follows:

	Performance Share Awards	Restricted Shares (time-based vesting)	Stock Options
CEO	40%	40%	20%
Executive and Senior Vice Presidents	40%	35%	25%

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Stock Ownership Guidelines:    In October of 2008, our Board of Directors approved stock ownership guidelines applicable to all executive officers of the Company. Under the guidelines, each participating officer has been asked to achieve certain stock ownership levels based on a percentage of base salary (calculated by award price or cost basis of the shares, as applicable). The current guidelines call for the following stock ownership goals:

CEO	5 times base salary
Executive and Senior Vice Presidents	3 times base salary
Certain Vice Presidents	2 times base salary

Under the guidelines, participants have five years from the implementation of the policy, or the application of a new ownership multiple (e.g. through hire or promotion), to accumulate sufficient equity through various means (including open market purchases, employee stock purchase plan purchases, stock option exercises, restricted stock ownership and shares owned through 401(k) or Company savings plans), after which time Board discretion will be used to address situations where the applicable guidelines have not been achieved.

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Health and Welfare Benefits:    We provide certain health and welfare benefits to our named executive officers that are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

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Perquisites:    In November 2008 our Board restricted the issuance of perquisites to only those that are deemed to serve legitimate business functions. To that end, tax preparation and financial planning advice, certain business-related club memberships that are utilized by the Company as a whole, and annual executive medical exams have been retained, while personal club memberships, automobile allowances and other perquisites were eliminated. Perquisites are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table on page 33 of this proxy statement.

•	Post-Employment Compensatory Arrangements:

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Pension Plan.    We have a qualified defined benefit pension plan that covers each of our named executive officers except for Messrs. McCarley and Strome, who joined the Company after the pension plan was closed to new participants. The benefits are based on a formula that includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” on page 40 of this proxy statement for a description of our defined benefit pension plan.

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Excess Benefit Plan.    We maintain an excess benefit plan that covers each of our current named executive officers except for Messrs. McCarley and Strome. The excess benefit plan is an unfunded, non-qualified defined benefit plan that provides additional retirement income in an amount equal to the difference between benefits that would have been received under the pension plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the pension plan. See “Retirement Benefits” on page 40 of this proxy statement for a description of our excess benefit plan.

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Supplemental Pension Program.    Our named executive officers also participate in the supplemental pension program, an unfunded, non-qualified defined benefit plan. This plan entitles our executives to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire after age 60, or prior to age 60 with 30 years of service with the Company’s consent. See “Retirement Benefits” on page 40 of this proxy statement for a description of our supplemental pension program.

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401(k) Plan.    Messrs. McCarley and Strome, who are not eligible to participate in the defined benefit pension plan, may participate in the Company’s 401(k) defined contribution employee savings and investment plan, in which the Company contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits. Other named executive officers who participate in the pension plan may participate in the 401(k) plan up to applicable Internal Revenue Code limits, but will not receive Company matching contributions.

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Change in Control Severance Policy.    Each named executive officer is eligible to participate in our Executive Change in Control Severance Policy, which entitles them to a benefit equal to 2.0 times their annual base salary and bonus (2.5 for our Chief Executive Officer), in each case if the executive’s employment with the Company is terminated either by the Company other than for cause, death or disability, or by the executive for good reason, within 24 months after a change in control of the Company (as defined therein). Also, upon such event the executive will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, and the continuation of life, disability, and health insurance benefits for a specified period. During 2010, the Company discontinued, on a prospective basis, providing an excise tax “gross-up” payment pursuant to the policy. As such, Mr. McCarley, who joined the Company in 2010, is not entitled to receive a “gross-up” payment under the change in control severance policy.

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Non-Change in Control Severance Policy.    Each named executive officer is also eligible to participate in our Executive Non-Change in Control Severance Policy, which entitles the named executive officers to certain severance benefits in the event that the Company terminates the executive’s employment other than for cause, death or disability outside of the context of a change of control, if the Company breaches the executive’s employment agreement in certain circumstances or if the Company reduces the executive’s base salary without the executive’s consent. In such event, our Chief Executive Officer will be entitled to a benefit equal to 2.0 times her annual base salary and cash incentive compensation, and each other named executive officer will be entitled to a benefit equal to 1.0 times their annual base salary and cash incentive compensation. Participants are also entitled to the continuation of life, disability and health insurance benefits for a specified period.

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to the Company for such compensation.

Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While we intend for our plans, contracts, and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts, and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, may not qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). The Company’s annual cash incentive compensation program is not intended to qualify for deduction under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall Pay Philosophy of the Company.

If a change in control of the Company results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. Our Executive Change in Control Severance Policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, the Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by the Company. Although gross-up benefits were eliminated in 2010 on a going forward basis for new executives, such payments may be made to persons covered by the policy prior to 2010.

D. Overview of the Decision Making Process

The Committee reviews the compensation practices among peer companies to ensure the appropriateness of the Company’s compensation program design and compensation levels. Pay Governance LLC, an independent consulting firm focused on delivering advisory services to compensation committees, was engaged to report directly to the Committee as its independent compensation consultant to advise on compensation matters. The consultant (or its predecessor firm Towers Watson or Towers Perrin) has participated in Committee meetings since 2006 and was engaged to advise on compensation trends and best practices, plan design and the reasonableness of individual compensation awards, as well as proxy statement preparation and disclosure.

Pay Governance employed a benchmarking process as an assessment tool that compares elements of the Company’s compensation programs with those of other companies that have similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Committee’s approval.

When advising the Committee on base salary and incentive compensation, Pay Governance used market compensation data from reputable compensation surveys such as Towers Watson, representing general industry companies, and a more specific analysis of proxy disclosures from publicly-owned peer companies. The peer group was developed based on a set of characteristics that, at the end of 2010, include:

•	Annual revenues that range from approximately $225 million to $2.9 billion;

•	Relevant Global Industry Classification System (GICS) codes representing industrial manufacturing companies; and

•	Asset-intensive companies similar to RTI.

The following 2011 compensation peer group was established in October 2010:

AMCOL International Corp.

Carpenter Technology Corp.

Castle (AM) & Co.

Dril-Quip Inc.

Ducommun Inc.

Eagle Materials Inc.

Esterline Technologies Corp.

Haynes International Inc.

Kaydon Corp.

LMI Aerospace Inc.

Materion Corporation (formerly Brush Engineered Materials, Inc.)

Myers Industries Inc.

NN Inc.

Northwest Pipe Company

Olympic Steel Inc.

Texas Industries Inc.

Titanium Metals Corp.

Triumph Group Inc.

Peer group pay practices for each pay element were analyzed for base salary, target annual cash incentive opportunities, and long-term incentives. The peer group data was supplemented by broader general industry data from the compensation surveys to facilitate the evaluation of compensation levels and design. When survey data was used, the base salary data was sized accordingly based on the revenue responsibilities of the executive using regression equations provided by the survey.

Using this peer group benchmarking approach, Pay Governance presented ranges of base salary, target annual cash incentive payments as a percentage of salaries, and target long-term incentives as a percentage of salaries for each of our named executive officers.

In February 2011, the Compensation Committee reviewed the annual incentive compensation program designed by Pay Governance that was similar to one referenced by the Committee with respect to the 2010 annual incentive program. The Committee determined to continue to refer to this program, with slight modifications, as the basis for awarding 2011 annual incentive compensation. Therefore, the 2011 annual incentive program (the “2011 Program”) was designed as performance-based, with achievement benchmarked against Company-wide financial goals, team objectives, and personal objectives. The Committee retained discretion to adjust the final awards in light of various factors including unplanned or unintended Company gains or losses or extraordinary events, unplanned events outside of the control of management, changes in accounting standards and changes in shareholder value, and determined that final payments in excess of 150% of target would be made only if management’s performance had been exemplary and significant shareholder value was created. The Committee considered the recommendations of the CEO and determined that the three primary performance measures would be Company operating income, return on invested capital and managed working capital as a percentage of sales. Specific targets for each of these performance measures were established by the Committee and approved by the Board based upon consideration of the annual operating plan, historic actual performance, potential one-time items, and the current economic environment. In addition, team and individual performance goals were set for each officer based on recommendations from the CEO and input from the Committee and the Board. The goals were weighted and a formal performance range established payouts for varying levels of actual performance. The target setting process, weightings of goals, and performance ranges are discussed further under the caption “Analysis of Compensation Awards for Our Named Executive Officers” below.

Between October 2011 and January 2012, our CEO reviewed the performance of the other named executive officers against the pre-determined financial goals, team objectives, and personal objectives under the 2011 Program, and a compensation benchmarking study prepared by Pay Governance for the purpose of setting base salary in 2012. The Committee was also provided tally sheets summarizing each executive’s current compensation and aggregate stock holdings and benefits in advance of each regular meeting. The overall purpose of the tally sheets is to bring together, in one place, all the elements of compensation, including compensation obligations upon various termination scenarios, so the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as total compensation. At the January 2012 Committee meeting, Ms. Hickton presented the Company’s 2011 accomplishments in each segment and how such achievements were aligned to the Company’s long-term strategic plan. She also presented an assessment of each named executive officer’s achievement against the pre-established financial goals, team objectives, and personal objectives. Ms. Hickton also calculated for the Committee’s consideration potential annual incentive compensation payments using the 2011 Program based upon actual results. Finally, based on input from the Chairman of the Committee and the Chairman of the Board, basic information regarding trends in executive salaries in the manufacturing industry, market data on comparator companies and Company and individual performance, our CEO made recommendations as to the 2012 salaries and long-term compensation of the other named executive officers.

At its January 2012 meeting, the Committee reviewed and considered the recommendations of our CEO and information presented by Pay Governance with respect to the other executive officers and then, with the assistance of the Chairman of the Board, reviewed the performance of our CEO in the same manner that the CEO evaluated the other executive officers. The Committee discussed the potential payments in Executive Session with the Board, with and without the CEO present. The Committee then made the final determination as to base salaries for 2012, incentive compensation payments for 2011 performance, and awards of 2012 long-term, equity-based compensation, in each case consistent with the Pay Philosophy set forth above.

E. Analysis of Compensation Awards for Our Named Executive Officers

Base Salary.    Base salaries for our named executive officers for 2009, 2010, and 2011 are set forth in the Summary Compensation Table located on page 33 of this proxy statement. In January 2011, the Committee determined to increase base salaries for each of our named executive officers as set forth below, effective February 28, 2011, based upon review of comparative market data on base salary ranges provided by Pay Governance and the prevalence of merit increases across industries. In making this determination, the Committee considered each executive officer’s experience in the position, the amount of the increase of the salary level over the current compensation, relative internal positioning, and individual performance and contribution to the Company.

Named Executive Officer	Annualized 2010 Base Salary	New Base Salary Effective February 2011	Percentage Increase
Dawne S. Hickton	$585,000	$600,000	2.6%
Stephen R. Giangiordano	$340,000	$350,000	2.9%
James L. McCarley	$390,000	$400,000	2.6%
William T. Hull	$305,000	$315,000	3.3%
William F. Strome	$330,000	$340,000	3.0%

Annual Incentive Compensation.    Annual incentive compensation target amounts were established as a percentage of each named executive officer’s base salary. For 2011, the target cash incentive compensation amounts were as follows:

Named Executive Officer	Target Cash Incentive Compensation (as percentage of base salary)
Dawne S. Hickton	75%
Stephen R. Giangiordano	50%
James L. McCarley	60%
William T. Hull	50%
William F. Strome	50%

So as to enhance the pay-for-performance alignment of the program, as well as the clarity and communicability to management of opportunities and expectations, the Committee has, with the assistance of Pay Governance, implemented a more formulaic annual incentive program. Our Pay Philosophy continues to provide the Committee with discretion to adjust awards accordingly to reflect such things as business or economic conditions or shareholder value creation or lack thereof. At its January 2011 meeting, the Committee approved pre-established performance goals for three Company financial metrics: operating income; managed working capital as a percentage of sales; and return on invested capital (“ROIC”). In addition, pre-established team and individual personal objectives in support of our overall corporate strategy were established as in past years. The following table illustrates the weightings for the performance metrics under the 2011 annual incentive program.

Weighting Metric	CEO	Other NEOs
Operating income	25%	20%
Managed working capital as a percentage of sales	25%	20%
Return on invested capital	25%	20%
Team and Individual Personal Objectives	25%	40%

A formal performance range around each performance goal was established to determine the payout for varying levels of actual performance. The Committee determined that, given the cyclicality of the industry, which has a direct impact on Company results, wide performance ranges would be appropriate. For each financial metric, performance between 50% of target and 150% of target would result in suggested payouts to range between 50% of target and 200% of target, in line with typical market design for companies in cyclical industries. In evaluating each team and individual personal objective, credit would be determined as follows: 50% for threshold performance, 75% for above threshold performance, 100% for achieving the objective, 150% for partially exceeding the objective, and 200% for maximum performance.

The Committee spent a considerable amount of time in determining the appropriate performance goals for the three financial metrics. Historically, the primary reference for financial goals has been the Company’s annual operating plan. For 2011, the Company’s annual operating plan reflected stretch goals in the then-current environment. Nevertheless, the Committee determined that for compensation purposes, the operating income goal should be set at a level above the 2010 actual operating income result and the 2011 annual operating plan level. In addition, after reviewing the Company’s ten-year actual results, the Committee set the target return on invested capital goal at a higher number than both the 2009 or 2010 actual results and the 2011 annual operating plan level. The Committee set the performance goal for the managed working capital as a percentage of sales metric at the same level as the 2011 annual operating plan because it was aspirational as compared to the Company’s 2010 actual results and 10-year average.

Based on the Committee’s evaluation of actual performance in 2011, two of the financial objectives were achieved at the maximum level, and a third was achieved above target. Actual operating income and return on invested capital performance for 2011 far exceeded our actual 2010 results. The following table summarizes the actual 2011 performance relative to the pre-established performance goals for the three financial metrics:

Financial Metric	Target Performance Goal	Actual 2011 Performance	Performance Against Target
Operating Income	$14.5 million	$27.9 million	>150% (maximum)
Managed Working Capital as a Percentage of Sales(1)	70.61%	64.4%	91.2% (maximum)
Return on Invested Capital	4.0%	4.81%	120.2%

(1)	Managed Working Capital as Percentage of Sales equals (Accounts Receivable + Inventory – Accounts Payable – Unearned Revenue) ÷ Net Sales

All of the shared short-term team objectives, which are designed to touch upon various aspects of the Company’s operations and business that the Committee has determined are key areas for the Company’s continued growth and development, were achieved, with the exception of the Martinsville goal, due to exceeding the overall five-year budget. Further, all individual personal objectives were achieved at least at a threshold level. The following tables summarize the named executive officer’s performance against the shared team and individual personal objectives.

Team Objectives

Shared Team Objective	Performance
Achieve RTI’s safety objectives	Achieved
Meet engineering, operating, and commercial milestones for installation of electron beam furnace	Achieved

Evaluate and develop action plan for Martinsville, on time forging cell operational and ready for qualification trials by December 31, 2011, balance of Martinsville site made ready for implementation of flat finishing equipment spending less than or equal to approved budget

Not Achieved
Improve upon employee succession planning and career development process by executing on development plans for identified high-potential employees	Achieved
Enhance the super plastic forming and hot forming capabilities and consider operating efficiencies with a goal toward optimizing commercial opportunities.	Achieved

Individual Personal Objectives

Dawne S. Hickton — Vice Chair, President, and CEO

Performance
Manage contractual relationships across Joint Strike Fighter supply chain	Achieved
Favorably resolve ongoing dispute regarding a contractual long-term supply arrangement with a supplier	Partially Exceeded
Enhance the quality of management of the Company’s commercial and supply chain organization	Achieved
Analyze, research and pursue strategic opportunities that enable RTI’s strategy for the Titanium, Fabrication and Energy businesses	Partially Exceeded

Stephen R. Giangiordano — Executive Vice President — Technology and Innovation

Performance
Complete six product development projects	Partially Exceeded
Financially impact two or more areas of product quality enhancement	Partially Exceeded
Identify and evaluate emergent intellectual property and commercially available technology having attractive strategic potential	Achieved
Effectively transition Corporate Quality Management reporting structure in a manner that maintains continuity and effectiveness	Achieved

James L. McCarley — Executive Vice President — Operations

Performance
Develop yield measuring and reporting system for Titanium and Fabrication Groups	Achieved
Implement Risk Mitigation Buffer Stock and Manufacturing Plan for the 787 Program	Achieved
Develop and implement a Martinsville capital plan that provides for capacity increases, quality improvements, and material qualification below 2011 annual operating plan budgeted costs	Achieved
Improve workforce productivity and ensure continuity at key locations	Achieved
Develop plan, timeline and synergies to consolidate operations to major geographic centers	Achieved

William T. Hull — Senior Vice President and Chief Financial Officer

Performance

Improve overall Sarbanes-Oxley compliance by internalizing financial control testing, identifying areas for improvement, reducing outside reliance, and reducing net costs by 20% without incurring additional control risk.

Partially Exceeded
Support Executive Vice President – Operations by developing and enhancing financial performance metrics to improve financial performance of the individual business units and the organization	Achieved
Support commercial group by developing and implementing a consistent Company-wide pricing model that identifies optimized margins and utilization of assets	Partially Exceeded
Establish enhanced business forecasting system across all business units that significantly reduces manual operations and delivers better analytical tools	Achieved

William F. Strome — Senior Vice President — Finance and Administration

Performance
Identify and develop additional internal resources to support investor relations	Threshold Performance
Expand institutional shareholder base	Achieved
In conjunction with commercial and human resources departments, develop an integrated public relations marketing plan for the Company	Partially Exceeded
Complete assessment of Information Technology organization value proposition and determine whether to outsource or in-source more functionality and support	Achieved

The table below sets forth the target cash incentive compensation amounts, the amounts earned and payable under the 2011 Program without the exercise of Committee discretion, and the actual cash incentive compensation paid for the 2011 fiscal year:

Named Executive Officer	Target Cash Incentive Compensation	Actual Cash Incentive Compensation Awarded
Dawne S. Hickton	$450,000	$675,000	(1)
Stephen R. Giangiordano	$175,000	$259,000
James L. McCarley	$240,000	$345,600
William T. Hull	$157,500	$233,100
William F. Strome	$170,000	$244,120

(1)	Target Cash Incentive Compensation represents the incentive payout resulting from the application of the weightings and performance formula proscribed by the 2011 Program as discussed above, without the exercise of discretion by the Committee.

(2)	The Compensation Committee applied the 150% cap on payouts under the 2011 Program to Ms. Hickton’s payment, which reduced her award by $45,000.

Based upon these performance results, and applying the weightings and methodology of the 2011 Program as discussed above, the calculated annual incentive payouts were determined by the Committee to be between 143% and 160% of target payout, primarily due to achieving significantly better financial performance against the pre-established 2011 performance goals. All calculated awards were approved by the Committee with the exception of Ms. Hickton’s award. Since Ms. Hickton’s award under the model would have resulted in a payment that was 160% of her target award, the Compensation Committee used its discretion and applied the 150% cap, which had been adopted in early 2011. Ms. Hickton’s annual incentive award for 2011 was $675,000 instead of the calculated award of $720,000.

Long-term incentive awards.    Long-term equity-based incentives award grants were made in January 2011. Consistent with the Company’s Pay Philosophy and comparator per group data compiled by Pay Governance, the Committee determined to make the 2011 long-term awards at target levels set forth below.

Award Value as Percentage of Base Salary Awarded
Dawne S. Hickton	150%
Stephen R. Giangiordano	100%
James L. McCarley	100%
William T. Hull	80%
William F. Strome	80%

In each case, awards consisted of time-based restricted stock, stock options, and performance shares. For additional information regarding the specific awards received and the amounts of such awards, see the “Grants of Plan-Based Awards” Table on page 34 of this proxy statement. The Committee believes that awards of long-term incentives at these levels are appropriate in that the overall compensation program is based on peer group data and is designed to keep compensation in-line with the Company’s peers and, more importantly, to put 60% or more of long-term incentive awards at risk if future performance is not achieved. The Committee believes that both stock options and performance share awards accomplish this goal as stock options only have value if the Company’s stock price appreciates and performance share awards are only paid out if total shareholder return is competitive against the pre-defined peer group.

F. Changes in Compensation for 2012

During the Committee’s meeting in January 2012, salary recommendations for the named executive officers were reviewed, discussed, and determined for 2012 as follows:

	Annualized 2011 Base Salary	New Base Salary Effective February 2012	Percentage Increase
Dawne S. Hickton	$600,000	$620,000	3.33%
Stephen R. Giangiordano	$350,000	$355,000	1.43%
James L. McCarley	$400,000	$415,000	3.75%
William T. Hull	$315,000	$325,000	3.17%
William F. Strome	$340,000	$350,000	2.94%

These salaries represent modest increases from current base salary that range from 1.43% to 3.75%. Based on the comparative market data reviewed, the Committee believes these salaries to be appropriate for 2012 and consistent with the Company’s Pay Philosophy.

Response to 2011 Say-on-Pay Vote

At the Company’s 2011 Annual Meeting, in a non-binding vote, 69% of the votes cast were cast in favor of the Company’s 2010 executive compensation. Although this result meant that over two-thirds of those who voted agreed with the compensation paid to the named executive officers, the Committee took note of the minority of shareholders that did not vote in favor of the Company’s compensation. At each of its April, July, October 2011, and January 2012 meetings, the Committee discussed the feedback received during the Company’s outreach efforts prior to the 2011 annual meeting, as well as the voting recommendations made by the two primary proxy advisors to many of its institutional clients. In early 2012, the Company conducted additional outreach to its 26 largest shareholders. In assessing the feedback from these outreach efforts, the Committee took particular note of a concern expressed by some constituencies regarding the discretionary nature of the 2010 annual incentive program; a concern that the Committee believes was addressed in the design changes made in 2011 to implement a more formulaic annual incentive compensation program which:

•	Measures management achievement principally against objective financial goals and secondarily against defined team objectives and specific objectives,

•	Measures performance using predetermined ranges for each goal,

•	Assigns weightings to each goal, and

•	Implements a cap by allowing payouts in excess of 150% (up to 200%) of target only if management performance was extraordinary and significant shareholder value was created.

The Committee also adjusted the Company’s Compensation Peer Group. From October 2011 to January 2012, the Committee considered proposals from Pay Governance as well as input from management regarding the appropriate composition of the Compensation Peer Group. The new peer group, which consists of 18 companies, removed the two largest peers from the previous Compensation Peer Group, Triumph Group, Inc. and Carpenter Technology Corp., and added three new companies, Ceradyne Inc., Horsehead Holding Corp., and Universal Stainless & Alloy Products, Inc., which are comparable to the Company’s business activity, end-market focus, and/or size. The new Compensation Peer Group consists of the following companies:

AMCOL International Corp.

Ceradyne Inc.

Castle (AM) & Co.

Dril-Quip, Inc.

Ducommun Inc.

Eagle Materials

Esterline Technologies Corp.

Haynes International Inc.

Horsehead Holding Corp.

Kaydon Corporation

LMI Aerospace Inc.

Myers Industries Inc.

NN Inc.

Materion Corporation

Olympic Steel Inc.

Texas Industries Inc.

Titanium Metals Corp.

Universal Stainless & Alloy Products, Inc.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Dawne S. Hickton	2011	$598,269	$—	$781,021	$199,361	$675,000	$632,212	$20,667	$2,906,530
Vice Chairman, President and	2010	579,462	650,000	832,579	233,100	—	425,067	21,117	2,741,325
Chief Executive Officer	2009	537,000	—	832,163	254,800	—	204,422	17,421	1,845,806
Stephen R. Giangiordano	2011	348,846	—	283,916	96,550	$259,000	697,553	—	1,685,865
Executive Vice President of	2010	337,262	212,000	229,591	85,859	—	617,342	—	1,482,054
Technology and Innovation	2009	316,272	—	223,099	91,027	—	279,356	—	909,754
James L. McCarley	2011	398,846	—	347,095	88,597	$345,600	14,271	5,586	1,199,995
Executive Vice President of	2010	232,500	160,000	—	133,100	—	1,449	4,545	531,594
Operations	2009	—	—	—	—	—	—	—	—
William T. Hull	2011	313,846	—	203,763	69,296	$233,100	125,908	—	945,913
Senior Vice President and	2010	302,923	210,000	167,275	62,290	—	80,164	—	822,652
Chief Financial Officer	2009	287,000	—	163,747	66,758	—	43,295	—	560,800
William F. Strome	2011	338,846	—	220,448	74,970	$244,120	36,226	8,250	922,860
Senior Vice President of	2010	327,307	230,000	178,130	66,563	—	16,847	6,125	824,972
Finance and Administration	2009	304,492	—	154,766	63,063	—	2,102	8,250	532,673

(1)	Ms. Hickton and Mr. Strome were promoted to their current positions effective October 20, 2009. Mr. McCarley was hired May 17, 2010.

(2)	Represents the cash incentive compensation earned by the executive officers for their performance during 2010 in accordance with the Company’s annual cash incentive program.

(3)	Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) authoritative guidance, of restricted stock, performance shares, and option awards issued by the Company during the years presented. The grant date fair value of restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock option price over the exercise price on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair values of the 2011 awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012.

(4)	The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance condition, as determined at the grant date. The grant date fair value of the performance share awards, if they were calculated at the maximum payout for each of the named executive officers, would have been: Ms. Hickton: $789,822; Mr. Giangiordano: $306,022; Mr. McCarley: $351,012; Mr. Hull: $219,624; and Mr. Strome: $237,620.

(5)	Represents the cash incentive compensation earned by the named executive officers for their performance in accordance with the 2011 Program.

(6)	Reflects the increase during the year presented in actuarial present values of each named executive officer’s accumulated benefits under the Pension Plan for Eligible Salaried Employees and the Supplemental Pension and Excess benefit plans. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s Consolidated Financial Statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012. There are many assumptions that are used to determine the present value of accumulated benefits, with interest rates (i.e. discount rates) being one of the key assumptions. A decrease in the interest rate (as the Company has experienced in each of the years presented) generally increases the present value of pension benefits. The degree of change in the present value depends on the age of the employee, when the benefit payments are projected to begin, and how long the benefits are expected to last.

(7)	Represents the aggregate incremental cost to the Company with respect to the perquisites and other personal benefits provided to the named executive officer in each year presented. See All Other Compensation Table on page 34 for further information on perquisites and other personal benefits provided to the Company’s named executive officers.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

Name	Year	Perquisites(1)	Tax Reimbursements	Insurance Premiums	Company Contributions to DC Plans(2)	Severance Payments/ Accruals	Change in Control Payments/ Accruals	Total
Dawne S. Hickton	2011	$20,667	N/A	N/A	$—	N/A	N/A	$20,667
	2010	21,117	N/A	N/A	—	N/A	N/A	21,117
	2009	17,421	N/A	N/A	—	N/A	N/A	17,421
Stephen R. Giangiordano	2011	—	N/A	N/A	—	N/A	N/A	—
	2010	—	N/A	N/A	—	N/A	N/A	—
	2009	—	N/A	N/A	—	N/A	N/A	—
James L. McCarley	2011	—	N/A	N/A	5,586	N/A	N/A	5,586
	2010	—	N/A	N/A	4,545	N/A	N/A	4,545
	2009	—	N/A	N/A	—	N/A	N/A	—
William T. Hull	2011	—	N/A	N/A	—	N/A	N/A	—
	2010	—	N/A	N/A	—	N/A	N/A	—
	2009	—	N/A	N/A	—	N/A	N/A	—
William F. Strome	2011	—	N/A	N/A	8,250	N/A	N/A	8,250
	2010	—	N/A	N/A	6,125	N/A	N/A	6,125
	2009	—	N/A	N/A	8,250	N/A	N/A	8,250

(1)	Represents the aggregate incremental cost to the Company in 2011 for all perquisites and personal benefits for the listed individuals in the event that such amounts exceeded $10,000 in the aggregate. Perquisites and personal benefits for 2011 consisted of (i) annual tax preparation and advisory services for each named executive officer, and (ii) annual executive physical examination and diagnostic services at a designated medical facility. In addition, Ms. Hickton maintains business-related club memberships which are used by the Company as a whole. Unless a dollar amount is included in this footnote, none of these benefits exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals, and as such are not separately quantified.

(2)	Represents the Company’s 401(k) matching contribution for the named executive officer. Messrs. McCarley and Strome are the only named executive officers participating in the Company’s defined contribution 401(k) plan who received matching contributions.

Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Non- Equity Rights (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold	Target	Maximum		Threshold	Target	Maximum
Dawne S. Hickton	1/28/2011	1/28/2011	—	—	—	—	4,520	9,041	18,082	—	—	$—	$394,911
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	—	13,562	28.47	199,361
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	13,562	—	—	386,110
Stephen R. Giangiordano	1/28/2011	1/28/2011	—	—	—	—	1,751	3,503	7,006	—	—	—	153,011
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	—	6,568	28.47	96,550
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	4,598	—	—	130,905
James L. McCarley	1/28/2011	1/28/2011	—	—	—	—	2,009	4,018	8,036	—	—	—	175,506
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	—	6,027	28.47	88,597
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	6,027	—	—	171,589
William T. Hull	1/28/2011	1/28/2011	—	—	—	—	1,257	2,514	5,028	—	—	—	109,812
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	—	4,714	28.47	69,296
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	3,300	—	—	93,951
William F. Strome	1/28/2011	1/28/2011	—	—	—	—	1,360	2,720	5,440	—	—	—	118,810
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	—	5,100	28.47	74,970
	1/28/2011	1/28/2011	—	—	—	—	—	—	—	3,570	—	—	101,638

(1)	Represents the number of shares underlying performance share awards granted in 2011 to the named executive officers. Performance share awards earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period.

(2)	Represents the number of shares of restricted stock granted in 2011 to the named executive officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(3)	Represents the number of shares underlying stock option awards granted in 2011 to the named executive officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(4)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices of the stock on the date of grant.

(5)

Represents the grant date fair value of the award determined in accordance with the FASB’s authoritative guidance. The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo Model, which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012.

The tables above summarize the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2011. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable, and provides additional description with respect to the compensation components set forth in the above tables.

Employment Agreements

The Company entered into amended and restated letter agreements with each named executive officer on December 31, 2008, with the exception of Mr. McCarley who joined the Company in 2010 and whose letter agreement is dated May 17, 2010. These letter agreements, as amended and restated, supersede any previous agreements in place between the executives and the Company with respect to their employment.

Except as described below, each of the five letter agreements is identical. In each case the named executive will be employed by the Company for an initial three-year term. Each executive’s employment will be automatically extended for additional one year periods thereafter until the executive attains age 65 unless either the Company or the executive gives prior notice that the agreement will not be renewed. The Company may terminate an agreement at any time for any reason, including “cause” as defined in the agreement (see page 46 for definition). If an executive’s employment is terminated for “cause” he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause and not in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Non-Change in Control Severance Policy, as described on page 48 of this proxy statement, will be effective. If the Company terminates the executive’s employment other than for cause and in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Change in Control Severance Policy, as described on page 47 of this proxy statement, will be effective. Due to the Company’s proactive revision to the Executive Change in Control Severance Policy, described on page 47, Mr. McCarley will not be entitled to receive any “gross-up” payments under the Executive Change in Control Severance Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Each executive who is party to a letter agreement has agreed not to do any of the following during the period equal to the longer of 12 months (24 months in the case of Ms. Hickton) after termination of employment or the period during which the executive is receiving any severance benefits: compete with the Company or be involved with any business that has as its principal business the production of titanium; solicit the business of any Company customer, supplier or licensee; or induce or attempt to influence any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates.

Under the terms of the letter agreements, each executive officer will be paid the annual salary set forth therein, subject to increases from time to time at the discretion of the Board. In addition to base salaries, each executive is eligible to receive annual cash incentive compensation as the Board may determine under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation, which is discussed under “Compensation Discussion and Analysis” on page 20, and will be eligible to participate in the Company’s stock incentive plan. Each executive is also entitled to paid vacation and other benefits in accordance with the Company’s existing policies, and existing and future applicable employee benefit programs including RTI’s Supplemental Pension and Excess Benefit plans, as may be amended from time to time. For further information regarding RTI’s Supplemental Pension and Excess Benefit plans, see page 41 of the proxy statement.

Awards under the 2004 Stock Plan

The Company’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (which, under the Plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. The Company utilizes a mix of incentive stock options, restricted share awards, and performance share awards, with each vesting over time.

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Stock Options:    Incentive stock options were granted to the Company’s named executive officers in 2011 as set forth in the Grant of Plan Based Awards Table above. The term of the option may not exceed ten years from the date of the grant, and vests ratably over a three-year period on each anniversary of the date of grant. See “Potential Payments Upon Termination or Change in Control” beginning on page 42 of this proxy statement for a description of the effects of employment termination or a change in control on stock option awards.

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Restricted Shares:    Shares of restricted stock were granted to the Company’s named executive officers on January 28, 2011 as set forth in the Grant of Plan Based Awards Table above, and to the Company’s non-employee directors as set forth in the Director Compensation table on page 49 of this proxy statement. Restricted shares vest ratably over a five year period from the date of grant. See “Potential Payments Upon Termination or Change in Control” beginning on page 42 of this proxy statement for a description of the effects of employment termination or a change in control on restricted share awards.

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Performance Shares:    Performance award grants were made on January 27, 2011 to all named executive officers as set forth in the Grant of Plan Based Awards Table above. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee determines the Company’s actual performance for the performance period. See “Potential Payments Upon Termination or Change in Control” beginning on page 42 of this proxy statement for a discussion of the effects of termination or a change in control on performance share awards. Performance award payouts are based on the Company’s total shareholder return (TSR) for the performance period compared to the TSR for each company in a peer group of companies described further below. For purposes of the Performance Share Awards, TSR is defined as the share price appreciation of the Company’s Common Stock plus dividends accrued, as measured during the performance period. The starting and ending points for calculating TSR are the average closing stock price of the Company’s Common Stock for the five trading days prior to the start or end date, as applicable.

Award payouts are determined based on the rank of our TSR compared to the TSRs of the companies in our designated peer group. The following table sets forth the correlation of performance shares earned as a percentage of target award, based on our TSR results compared to our peer group:

If Company TSR is:	Performance Shares earned as a percentage of Target Award will be:
less than the 30th percentile of the peer group TSR	0%
greater than or equal to the 30th percentile and less than the 50th percentile of the peer group TSR	50.00% to 99.99% (1)
equal to the 50th percentile of the peer group TSR	100.00% (Target Award)
greater than 50th percentile, less than the 75th percentile of peer group TSR	100.00% to 199.99% (2)
greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

(1)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 50% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Peer Group TSR index less 30% divided by (ii) 20%; multiplied by (B) 50%.

(2)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 100% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Peer Group TSR index less 50% divided by (ii) 25%; multiplied by (B) 100%.

Interpolation is used to determine actual awards earned as a percentage of Target Award.

The Compensation Committee establishes the peer group utilized for comparative purposes under the Performance Share Awards at the grant date, and has the ability to adjust the members of the peer group in response to a change in circumstances that results in a member of the peer group no longer satisfying the criteria for which it was originally selected, for example, where a member of the peer group is acquired by another company, sells a portion of its business, is delisted, or files for bankruptcy.

As described on page 22, the current peer group is consistent with the Company’s compensation peer group, with the addition of several peers and competitors. The current companies included in the peer group for the outstanding 2010 and 2011 performance share award programs are as follows:

Performance Share Program Peer Group

Allegheny Technologies Inc.

AMCOL International Corp.

Carpenter Technology Corp.

Castle (AM) & Co.

CPI Aerostructures

Dril-Quip, Inc.

Ducommun Inc.

Eagle Materials

Esterline Technologies Corp.

Haynes International Inc.

Kaydon Corporation

LMI Aerospace Inc.

Myers Industries Inc.

NN Inc.

Northwest Pipe Company

Materion Corporation (formerly Brush Engineered Materials, Inc.)

Olympic Steel Inc.

Reliance Steel & Aluminum Co.

Texas Industries Inc.

Titanium Metals Corp.

Triumph Group Inc.

The named executive officers agree that if the Company’s Board of Directors determines that any fraud, negligence or intentional misconduct by an officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Compensation Committee has the right to cause the immediate forfeiture of the award or, during the two year period following any payout, to require reimbursement of any payout in the event the payout would have been reduced due to such restatement.

Cash Incentive Compensation Awards

Consistent with the Company’s Pay Philosophy, annual cash incentive compensation for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. The Compensation Committee has discretion to pay or not pay cash incentive compensation to a particular officer, based on his or her individual performance, regardless of the level of corporate performance. See page 20 of this proxy statement under “Compensation Discussion and Analysis” for additional information regarding the Company’s payment of cash incentive compensation awards.

Perquisites and Other Compensation

Certain perquisites are provided to our named executive officers that the Company believes are competitive with other similar companies and consistent with the Company’s compensation philosophy, as discussed under “Compensation Discussion and Analysis”. Effective November 1, 2008, the principal perquisite programs that may be utilized by the named executive officers include tax preparation and annual executive medical exams. With the exception of Ms. Hickton, each of the named executive officers had their base salary adjusted to include an automobile allowance and a business-related club membership allowance. Ms. Hickton’s base salary was adjusted to include an automobile allowance, and she maintained her business-related club memberships, which are used by the Company as a whole.

The Company currently also has in place a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers not eligible to participate in the defined benefit pension plan, which was closed to new participants in 2006 and is discussed below. Messrs. McCarley and Strome are the only named executive officers for whom the Company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

Post-Employment Compensatory Arrangements

The Company currently has in place a Pension Plan for Eligible Salaried Employees, a Supplemental Pension Program, and an Excess Pension Plan that may be utilized by some or all of the named executive officers. The Company’s pension plan is a qualified defined benefit plan that covers each of the Company’s current named executive officers except for Messrs. McCarley and Strome, who joined the Company after the Pension Plan was closed to new participants in 2006. The benefits are based on a formula whereby a percentage of the participant’s average monthly base salary is multiplied by the number of continuous years of service. The named executive officers also participate in the supplemental pension program, a non-qualified defined benefit plan, which entitles the executive to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire after age 60, or prior to age 60 with 30 years of service with RTI’s consent. The Company also maintains the RTI International Metals, Inc. Excess Benefits

Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 40 of the proxy statement for additional detail regarding the Company’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the current holdings of stock option, restricted stock, and performance share awards by the named executive officers. This table includes vested and unvested option awards as well as unvested restricted stock and performance share awards. Each equity grant is shown separately for each named executive officer.

		Option Awards					Stock Awards
Name	Grant Date of Award	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable (1)
Dawne S. Hickton
	1/28/2011	—	13,562	—	$28.47	1/27/2021	13,562	$314,774	9,041	$209,842
	1/29/2010	6,000	12,000	—	25.18	1/29/2020	13,216	306,743	5,370	124,638
	1/30/2009	16,666	13,334	—	13.88	1/30/2019	17,682	410,399	20,490	475,573
	1/25/2008	9,000	—	—	51.17	1/25/2018	4,480	103,981	—	—
	1/26/2007	5,000	—	—	76.85	1/26/2017	1,456	33,794	—	—
	1/27/2006	7,000	—	—	45.09	1/27/2016	—	—	—	—
	1/28/2005	8,000	—	—	21.50	1/28/2015	—	—	—	—
Stephen R. Giangiordano
	1/28/2011	—	6,568	—	28.47	1/27/2021	4,598	106,720	3,503	81,305
	1/29/2010	2,210	4,420	—	25.18	1/29/2020	3,400	78,914	1,580	36,672
	1/30/2009	9,526	4,764	—	13.88	1/30/2019	4,422	102,635	5,850	135,779
	1/25/2008	3,300	—	—	51.17	1/25/2018	1,200	27,852	—	—
	1/26/2007	3,500	—	—	76.85	1/26/2017	770	17,872	—	—
	1/27/2006	4,000	—	—	45.09	1/27/2016	—	—	—	—
	1/28/2005	4,000	—	—	21.50	1/28/2015	—	—	—	—
	1/30/2004	4,000	—	—	14.96	1/30/2014	—	—	—	—
	1/31/2003	8,000	—	—	10.22	1/31/2013	—	—	—	—
James L. McCarley
	1/28/2011	—	6,027	—	28.47	1/27/2021	6,027	139,887	4,018	93,258
	5/17/2010	3,333	6,667	—	25.87	5/17/2020	—	—	—	—
William T. Hull
	1/28/2011	—	4,714	—	28.47	1/27/2021	3,300	76,593	2,514	58,350
	1/29/2010	1,603	3,207	—	25.18	1/29/2020	2,480	57,561	1,150	26,692
	1/30/2009	3,493	3,494	—	13.88	1/30/2019	3,240	75,200	4,300	99,803
	1/25/2008	2,600	—	—	51.17	1/25/2018	960	22,282	—	—
	1/26/2007	3,500	—	—	76.85	1/26/2017	772	17,918	—	—
	1/27/2006	4,000	—	—	45.09	1/27/2016	—	—	—	—
	8/1/2005	10,000	—	—	34.90	8/1/2015	—	—	—	—
Willam F. Strome
	1/28/2011	—	5,100	—	28.47	1/27/2021	3,570	82,860	2,720	63,131
	1/29/2010	1,713	3,427	—	25.18	1/29/2020	2,640	61,274	1,225	28,432
	1/30/2009	6,600	3,300	—	13.88	1/30/2019	3,066	71,162	4,060	94,233
	11/19/2007	10,000	—	—	68.10	11/19/2017	—	—	—	—

(1)	These stock option awards vest ratably in three equal annual installments beginning one year after the grant date.

(2)	Represents time-based restricted stock awards that vest in five equal annual installments beginning one year after the grant date, except for Mr. Strome’s 2007 award, which vests in three equal annual installments beginning one year after the grant date.

(3)	The market value of restricted stock awards is based on the closing market price of RTI stock as of December 31, 2011, which was $23.21 per share.

(4)	Represents the number of shares of Common Stock payable under performance share awards based on achieving threshold performance goals for the 1/29/2010 grant and target performance goals for the 1/28/2011 and 1/30/2009 grants.

(5)	The performance period for the 1/30/2009 performance share awards closed on December 31, 2011. On January 27, 2012 the Compensation Committee certified the following Common Stock payments under the 1/30/2009 performance share awards: Ms. Hickton: 16,853 shares with an issuance date market value of $414,921; Mr. Giangiordano: 4,811 shares with an issuance date market value of $118,447; Mr. Hull: 3,536 shares with an issuance date market value of $87,056; and Mr. Strome: 3,339 shares with an issuance date market value of $82,206.

Option Exercises and Stock Vested During 2011

The following table provides information for the named executive officers on (1) stock option exercises during 2011, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dawne S. Hickton	—	$—	13,794	$391,287
Stephen R. Giangiordano	—	—	3,940	111,502
James L. McCarley	—	—	—	—
William T. Hull	—	—	3,392	95,928
William F. Strome	—	—	1,682	47,836

Retirement Benefits

Pension Benefits Table

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement of the named executive officer.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Dawne S. Hickton	Pension Plan	14	$390,756	$—
	Supplemental Pension Program	14	867,390	—
	Excess Benefits Plan	14	470,290	—
Stephen R. Giangiordano	Pension Plan	28	1,075,896	—
	Supplemental Pension Program	28	925,110	—
	Excess Benefits Plan	28	298,376	—
James L. McCarley	Pension Plan	N/A	N/A	N/A
	Supplemental Pension Program	1	15,720	—
	Excess Benefits Plan	N/A	N/A	N/A
William T. Hull	Pension Plan	6	159,715	—
	Supplemental Pension Program	6	132,455	—
	Excess Benefits Plan	6	29,432	—
William F. Strome	Pension Plan	N/A	N/A	N/A
	Supplemental Pension Program	4	56,776	—
	Excess Benefits Plan	N/A	N/A	N/A

(1)	The present value has been calculated assuming the earliest time at which the named executive officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012. As described in the Consolidated Financial Statements, the discount rate assumption is 4.90%.

The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan for Eligible Salaried Employees (the “Pension Plan”) is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI International Metals, Inc.) in 1964, and was closed to new participants as of January 1, 2006. The Pension Plan recognizes, for pension benefits, services, and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc., United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides, under normal retirement, amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years average. Average monthly earnings are determined based upon annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded. Benefits payable under the Pension Plan, and amounts reflected in the tables below, are subject to offsets for certain pensions payable under the U.S. Steel and the Quantum pension plans. In order to comply with the limitations of the Internal Revenue Code, when pension payments exceed the amounts permitted to be paid from federal income tax qualified plan, the excess pension benefits will be paid directly by RTI under the Excess Benefits Plan.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2011, annual compensation in excess of $245,000 cannot be taken into account in determining qualified plan benefits. The Company maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be subject to such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Ms. Hickton, Mr. Giangiordano, and Mr. Hull have been so designated.

Supplemental Pension Program

Officers participating in the Company’s annual incentive compensation programs (i.e., annual bonuses) also participate in the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years service and with RTI consent, they will be entitled to receive the benefits shown in the table above based on annual cash incentive compensation under the Pay Philosophy and Guiding Principles.

As of December 31, 2011, Ms. Hickton had 14 years of credited service, Mr. Giangiordano had 28 years of credited service, Mr. McCarley had 1 year of credited service, Mr. Hull had 6 years of credited service, and Mr. Strome had 4 years of credited service. Average annual cash incentive compensation as of December 31, 2011, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers were as follows: Ms. Hickton, $433,800; Mr. Giangiordano, $171,200; Mr. McCarley, $101,120; Mr. Hull, $167,220; and Mr. Strome, $115,624.

Benefits under the RTI Supplemental Pension Program are based on a formula whereby the average annual cash incentive compensation for the highest five years in the preceding ten year period are multiplied by a factor of 1.5% for each year of continuous service. The Supplemental Pension is paid as a lump sum distribution based on the present value of the actuarially determined amounts payable. The Supplemental Program provides for surviving spouse benefits at a reduced rate under certain conditions described in the Supplemental Pension Program.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers in the event of termination of such executive’s employment as of December 31, 2011 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the narrative following the tables, as well as the table and narrative related to retirement benefits on page 40 of this proxy statement.

The following tables include payments under the Company’s 401(k) Savings Plan. The 401(k) Savings Plan payments estimated for Ms. Hickton, Mr. Giangiordano, and Mr. Hull consist solely of employee contributions, as these executives have not received any matching contributions by the Company. Messrs. McCarley and Strome, as a result of being ineligible to participate in the Pension Plan, receive a match of 50% of their first 8% contribution to the 401(k) Savings Plan. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2011 may not be indicative of actual payments in future periods.

Dawne S. Hickton

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$675,000	$675,000	$675,000	$675,000	$—	$675,000
Cash Severance & Short-Term Incentive	—	—	150,000	150,000	—	1,200,000	2,269,413
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	124,406
Time-Based Restricted Stock	—	—	—	—	—	—	1,169,691
Performance-Based Restricted Stock	—	—	50,691	—	—	—	459,117
Other Benefits
Savings Plan	218,189	218,189	218,189	218,189	218,189	218,189	218,189
Pension Plan (1)	40,513	40,513	7,556	40,513	40,513	40,513	40,513
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	371,696	162,886	51,439	371,696	371,696	371,696
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	117,477
Health & Welfare Benefits	—	—	—	—	—	27,460	34,325
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	20,798	25,997
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$258,702	$1,305,398	$1,264,322	$1,135,141	$1,305,398	$1,878,656	$5,505,824

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

Stephen R. Giangiordano

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$259,000	$259,000	$259,000	$259,000	$—	$259,000
Cash Severance & Short-Term Incentive	—	—	87,500	87,500	—	350,000	1,050,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	44,448
Time-Based Restricted Stock	—	—	—	—	—	—	333,992
Performance-Based Restricted Stock	—	—	19,636	—	—	—	154,649
Other Benefits
Savings Plan	409,030	409,030	409,030	409,030	409,030	409,030	409,030
Pension Plan (1)	77,935	77,935	41,499	77,935	77,935	77,935	77,935
Supplemental Pension Program (2)	—	—	673,752	71,699	—	—	—
Excess Benefits Plan (2)	—	175,056	217,305	23,125	175,056	175,056	175,056
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	57,546
Health & Welfare Benefits	—	—	—	—	—	10,938	21,876
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,549	5,098
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$486,965	$921,021	$1,707,722	$928,289	$921,021	$1,025,508	$2,588,630

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

James L. McCarley

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$345,600	$345,600	$345,600	$345,600	$—	$345,600
Cash Severance & Short-Term Incentive	—	—	100,000	100,000	—	400,000	1,280,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	139,887
Performance-Based Restricted Stock	—	—	22,537	—	—	—	93,258
Other Benefits
Savings Plan	37,602	37,602	37,602	37,602	37,602	37,602	37,602
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	13,730	27,460
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,651	5,302
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$37,602	$383,202	$505,739	$483,202	$383,202	$453,983	$1,929,109

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

William T. Hull

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$233,100	$233,100	$233,100	$233,100	$—	$233,100
Cash Severance & Short-Term Incentive	—	—	78,750	78,750	—	315,000	945,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	32,599
Time-Based Restricted Stock	—	—	—	—	—	—	249,554
Performance-Based Restricted Stock	—	—	14,088	—	—	—	111,733
Other Benefits
Savings Plan	130,094	130,094	130,094	130,094	130,094	130,094	130,094
Pension Plan (1)	17,094	17,094	3,257	17,094	17,094	17,094	17,094
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	25,857	13,743	3,578	25,857	25,857	25,857
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	51,050
Health & Welfare Benefits	—	—	—	—	—	13,730	27,460
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,442	4,883
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$147,188	$406,145	$473,032	$462,616	$406,145	$504,217	$1,828,424

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

William F. Strome

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$244,120	$244,120	$244,120	$244,120	$—	$244,120
Cash Severance & Short-Term Incentive	—	—	85,000	85,000	—	340,000	1,020,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	30,789
Time-Based Restricted Stock	—	—	—	—	—	—	215,296
Performance-Based Restricted Stock	—	—	15,249	—	—	—	119,996
Other Benefits
Savings Plan	130,778	130,778	130,778	130,778	130,778	130,778	130,778
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	13,730	27,460
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,515	5,030
Excise Tax and Related Gross-Up	—	—	—	—	—	—	441,130

Total	$130,778	$374,898	$475,147	$459,898	$374,898	$487,023	$2,234,599

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. Giangiordano, McCarley, Hull, and Strome provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause, the provisions of the Executive Severance Policies described below will be effective. “Cause” is defined in the letter agreements as (i) any material breach by the Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of his or her duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that Executive has not acted in accordance with requirements and the Executive’s failure to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the

Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.

Executive Change in Control Severance Policy

The Executive Change in Control Severance Policy (the “Change in Control Policy”) that the Board of Directors adopted is applicable to each of our named executive officers, except as noted below. It will also be applicable to any successor to these individuals should any of them leave the position they each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.

The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (which mirrors the definition set forth above), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:

•

Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual cash incentive compensation as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the CEO and 2.0 for all other executives;

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants;

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of Common Stock or their equivalent;

•

Except for Mr. McCarley, and subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment;

•

Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period; and

•

An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities;

•	The board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner;

•	RTI merges with another company and RTI’s shareholders ultimately own less than 60 percent of the voting power of the new entity;

•	RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of RTI’s assets.

“Good reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following: (A) The assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) A material reduction or alteration in the nature of Executive’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by the Company to continue any of the Company’s employee benefit programs or practices in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s letter agreement; (E) Any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; or (F) requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is based immediately prior to the Change in Control.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (using the definition set forth on page 46 of this proxy statement), death or disability, by the executive within ninety (90) days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•

Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the CEO, 18 months in the case of the Chief Operating Officer, and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the CEO, 1.5 for the Chief Operating Officer and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•

Continuation for up to 24 months for the CEO, 18 months for the Chief Operating Officer and 12 months for the other applicable executives, of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the terms of the Company’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate in the event that the executive is terminated for cause, is terminated without cause, voluntarily terminates employment, or becomes permanently disabled, and any vested but unexercised stock options are immediately forfeited. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, stock options may continue to be exercised for a period equal to the lesser of (a) three years following retirement or death or (b) expiration of the term of the award; provided, however, that the Compensation Committee may cause the immediate forfeiture of unvested shares where an executive retires before the age of 65 or after the executive retires at any age if the Compensation Committee deems such forfeiture to be in the best interests of the Company.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel I. Booker	$78,960	$59,973	$—	$—	$—	$—	$138,933
Donald P. Fusilli, Jr. (4)	15,000	—	—	—	—	—	15,000
Ronald L. Gallatin	66,250	59,973	—	—	—	—	126,223
Charles C. Gedeon	66,250	59,973	—	—	—	—	126,223
Robert M. Hernandez	102,500	89,975	—	—	—	—	192,475
Edith E. Holiday	74,790	59,973	—	—	—	—	134,763
Rokus L. van Iperen (5)	18,750	43,744	—	—	—	—	62,494
Bryan T. Moss	66,250	59,973	—	—	—	—	126,223
James A. Williams	86,250	59,973	—	—	—	—	146,223

(1)	Dawne S. Hickton serves as both a director and an employee of the Company. RTI employees receive no extra pay for serving as a director.

(2)	Represents the aggregate grant date fair value, computed in accordance with the FASB’s authoritative guidance, of awards granted to each non-employee director on April 30, 2011, except for Mr. van Iperen, who received his award on October 1, 2011. The grant date fair values of stock awards were $31.52 on April 30, 2011 and $23.41 on October 1, 2011. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012.

(3)	As of December 31, 2011, each non-employee director had the following aggregate number of common share ownership: Daniel I. Booker: 30,061; Ronald L. Gallatin: 50,000; Charles C. Gedeon: 22,858; Robert M. Hernandez: 70,753; Edith E. Holiday: 20,638; Rokus L. van Iperen: 1,869, Bryan T. Moss: 11,315; James A. Williams: 16,500.

(4)	Mr. Fusilli did not stand for reelection in 2011 due to health related reasons.

(5)	Mr. van Iperen joined the Board on October 1, 2011.

RTI employees receive no extra pay for serving as a director. Since October 27, 2006, the non-employee director compensation has not been increased, and in fact, Board compensation was reduced 10% from July 2009 to June 2010 in light of the effect of the recession on the Company, the industry and the global economy. Except for the previously described reduction, until July 29, 2011, non-employee directors (except for the Chairman) received an annual retainer of $120,000 and the Chairman received an annual retainer of $180,000 as non-employee Chairman of the Board, with one-half of these retainers paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. In addition, the Audit Committee Chairperson received an annual cash retainer of

$20,000 and the Nominating/Corporate Governance Committee Chairperson and Compensation Committee Chairperson each received an annual cash retainer of $7,500.

Effective August 1, 2011, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $150,000 and the Chairman received an annual retainer of $240,000. The Company will continue to pay one-half of these retainers in cash and one-half through awards of restricted stock under the 2004 Stock Plan. The additional annual retainer for the Chairperson of the Nominating/Corporate Governance Committee was increased to $10,000 and the additional annual retainer for the Chairperson of the Compensation Committee was increased to $20,000, bringing it in line with the compensation paid to the Chairperson of the Audit Committee.

No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extraordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for attending such meetings. No such additional meeting fees were paid during 2011.

Director Stock Ownership.    The Board of Directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of Common Stock equal to three times their annual retainer.

TRANSACTIONS WITH RELATED PARTIES

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2011 in which any of our directors, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company.

Although as a general matter, and in accordance with our Code of Ethical Business Conduct and our Conflict of Interest Policy (both of which are available on our website at www.rtiintl.com), the Company’s preference is to avoid transactions with the Company in which any of our related parties had or will have a direct or indirect material interest, we recognize that, from time to time, such related party transactions may be contemplated. On an annual basis, we ask all non-union employees to review our Code of Ethical Business Conduct and Conflict of Interest Policy and to certify their compliance in writing. In the event that we become aware, through this process or otherwise during the year, that a potential transaction with a related party is being contemplated, the matter would be reviewed and considered by executive management or by the Board of Directors. Based on this review, a determination is made as to whether the Company would have a material interest in the transaction and whether such transaction could present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than the best interests of the Company and our shareholders. Only related party transactions that, in the business judgment of our executive management or the Board of Directors, as the case may be, are in the best interests of the Company should be approved or ratified, and all others should be rejected.

We also circulate a questionnaire to each of our non-employee directors, each nominee for election as a director of the Company, and each executive officer of the Company annually in connection with the preparation of our annual proxy statement. Completion of this questionnaire allows us to review and address any actions that the Company should take with respect to any current or contemplated relationships each respondent may have with our significant customers, service providers, suppliers, or other vendors, which we identify by name in the questionnaire.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

There were 30,282,112 shares outstanding as of March 15, 2012. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically, or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is December 3, 2012. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 16, 2013.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations in writing to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders and any other interested parties who wish to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2011 Annual Meeting attended such meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Booker, Gedeon, and Moss and Ms. Holiday. None of the current members of the Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on the Company’s Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of the Company are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. Based upon a review of filings with the SEC, written representations that no other reports were required, and on the Company’s records, the Company believes that all such reports were timely filed for transactions that occurred in 2011.

Available Information

Copies of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and this proxy statement, as filed with the SEC, are available to shareholders. A shareholder may obtain a copy of the Form 10-K or this proxy statement free of charge on the Company’s website (www.rtiintl.com), on the SEC website (www.sec.gov), or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973. Such requests may also be made by sending an email to request@rtiintl.com or by calling 1-800-869-6304. For written requests, a copy of the Annual Report on Form 10-K and proxy statement will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to the Company’s costs of providing such copies.

By Order of the Board of Directors

Secretary

Dated: April 2, 2012

RTI INTERNATIONAL METALS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 27, 2012.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/RTI

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Daniel I. Booker 02 - Ronald L. Gallatin 03 - Charles C. Gedeon

04 - Robert M. Hernandez 05 - Dawne S. Hickton 06 - Edith E. Holiday

07 - Rokus L. van Iperen 08 - Bryan T. Moss 09 - James A. Williams

For Against Abstain

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2012.

3. Advisory approval of compensation of named executive officers.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

01FBVC C 1234567890 J N T 1 U P X 1 3 5 3 2 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia at 8:00 a.m. Eastern Daylight Time on April 27, 2012. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

RTI INTERNATIONAL METALS, INC.

1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973

Proxy — RTI International Metals, Inc.

Proxy For 2012 Annual Meeting of Shareholders

Solicited on Behalf of the Directors of RTI International Metals, Inc.

The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock that the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 27, 2012, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees and FOR Proposals 2 and 3.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.

RTI INTERNATIONAL METALS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 27, 2012.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/RTI

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Voting Instruction Form

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Daniel I. Booker 02 - Ronald L. Gallatin 03 - Charles C. Gedeon

04 - Robert M. Hernandez 05 - Dawne S. Hickton 06 - Edith E. Holiday

07 - Rokus L. van Iperen 08 - Bryan T. Moss 09 - James A. Williams

For Against Abstain

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2012.

3. Advisory approval of compensation of named executive officers.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

01FBVC C 1234567890 J N T 1 U P X 1 3 5 3 2 0 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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YOUR VOTE IS IMPORTANT

You can be sure your shares are represented at the meeting by promptly returning your voting instruction form in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia at 8:00 a.m. Eastern Daylight Time on April 27, 2012. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

RTI INTERNATIONAL METALS, INC;.

1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973

Voting Instruction Form — RTI International Metals, Inc.

Voting Instruction Form For 2012 Annual Meeting of Shareholders Solicited on Behalf of Fidelity Management Trust Company

The undersigned hereby directs Fidelity Management Trust Company (“Fidelity”) to vote the shares of RTI International Metals, Inc. credited to the account of the undersigned as indicated hereon, with respect to the Annual Meeting of Shareholders of RTI International Metals, Inc. to be held on April 27, 2012, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Voting Instruction Form, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees and FOR Proposals 2 and 3. If your directions are not received by 6:00 a.m. Eastern Daylight Time on April 25, 2012, the shares credited to your account will not be voted.

PLEASE COMPLETE, DATE AND SIGN THIS VOTING INSTRUCTIONS FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.